SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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           RULE 14A-6(E)(2))
       Definitive Proxy Statement
       Definitive Additional Materials
|X|    Soliciting Material Pursuant to Rule 14a-12

                             Mercator Software, Inc.

                (Name of Registrant as Specified In Its Charter)

                        Strategic Software Holdings, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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FOR IMMEDIATE RELEASE


      STRATEGIC SOFTWARE HOLDINGS PROPOSES ACQUISITION OF MERCATOR SOFTWARE


Westport, CT, March 31, 2003 - Strategic Software Holding ("SSH") today announced that it has proposed to acquire Mercator Software, Inc. (Nasdaq: MCTR) for $2.17 per common share in cash, a transaction that would provide stockholders with a substantial premium of 40% over the $1.55 closing price on March 28, 2003. The proposal was made today in a letter to the Board of Directors of Mercator. SSH currently owns 1.6 million shares of Mercator Software.

                  In the letter to the Board of Directors, Rodney Bienvenu, Chairman and CEO of SSH said, "We have concerns that the value of Mercator is not being maximized for the benefit of stockholders. Over the past several months, SSH has approached several members of your management team and board to discuss working together to develop a plan for stopping the hemorrhage of value that has occurred under current leadership. After careful review of our options, we have concluded that it would be desirable for SSH to acquire Mercator."



                  The full text of the letter follows.



ABOUT SSH
                  Strategic Software Holdings is an investment firm that makes equity investments and executes buyouts on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on the partners' extensive knowledge of all aspects of the enterprise software industry to execute high value strategic transactions and to achieve substantial risk adjusted returns for shareholders and portfolio companies. SSH makes equity investments for long-term appreciation, either through a controlling ownership of a company or by taking strategic minority ownership interests. SSH co-invests a significant portion of its capital in its investments and shares the risks of ownership with its investors.

                  SSH filed with the Securities and Exchange Commission a preliminary proxy statement relating to the solicitation of proxies with respect to the 2003 Mercator annual meeting of stockholders. SSH will file with the Commission, and will furnish to Mercator's stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.



Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. You may also access a copy of SSH's preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.savemercator.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A.

Some of the statements contained in this release may constitute "forward-looking statements," which for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Mercator could differ materially from those anticipated by these forward-looking statements. There can be no assurance that SSH or its nominees will succeed in their efforts to turn Mercator around.

For further information, please contact:

Brunswick Group                     Wendel Carson / Lekha Rao 212-333-3810

                                 March 31, 2003


Board of Directors
Mercator Software, Inc.
45 Danbury Road
Wilton, Connecticut 06897

Ladies and Gentlemen:

As we have discussed on numerous occasions, we have ongoing concerns that the value of Mercator is not being maximized for the benefit of stockholders. Over the past several months, SSH has approached several members of your management team and board to discuss working together to develop a plan for stopping the hemorrhage of value that has occurred under current leadership.

Each and every time our suggestions for working together to deliver greater value to the shareholders have been rejected. After careful review of our options, we have concluded that it would be desirable for SSH to acquire Mercator. SSH is prepared to acquire Mercator for $2.17 per common share in cash, a transaction that would provide stockholders with a substantial premium of 40% over the $1.55 closing price on March 28, 2003, and more than 65% over either the mean or median average price of the stock since January 1, 2003. We would very much like to proceed on a friendly basis and allow your shareholders the opportunity to realize value for their shares as quickly as possible.

We hope that you will view our proposal favorably, and after appropriate consideration, will recommend it to the stockholders of Mercator.

Consummation of our proposal will, of course, be subject to negotiation, preparation and execution of a definitive merger agreement containing customary representations, warranties and closing conditions including, but not limited to, approval by the requisite number of the directors and stockholders of Mercator, the satisfaction of all applicable regulatory requirements and the receipt of financing. SSH has a reasonable belief that it will have the means to consummate the proposed acquisition. We and our advisors are prepared to meet promptly with Mercator's directors, management and advisors in order to negotiate a mutually desirable and beneficial transaction.

Per our earlier correspondence, we would like to discuss this at the meeting previously scheduled for Tuesday, April 1, at which time we would be pleased to discuss the proposal contained in this letter, the conditions described in the preceding paragraph and any questions you may have concerning the proposal. We look forward to meeting you at 1 p.m. on Tuesday at the offices of Jenkens & Gilchrist in New York to discuss this proposal.

                                                            Very truly yours,

                                                            /s/ Rodney Bienvenu

                                                            Rodney Bienvenu